Tyson Foods Names Microsoft Executive to Board of Directors

SPRINGDALE, Ark. – August 7, 2025 – Tyson Foods, Inc. (NYSE: TSN) today announced the appointment of Sarah Bond as a new independent director on its board, effective immediately.
As President of Xbox, Bond leads the organization driving Xbox’s innovation and growth across hardware, software and services as part of Microsoft’s global $23 billion gaming business. Her portfolio also includes strategy, product and engineering, marketing, and commercial planning and operations. She joined Microsoft in 2017 as a Corporate Vice President and prior to Microsoft held multiple leadership roles at T-Mobile and McKinsey & Company.
With deep consumer technology experience, Bond sits on the board of the University of Southern California School of Cinematic Arts and is Vice Chair of the board of the Entertainment Software Association. Bond has a Bachelor of Arts in Economics from Yale University and a Master of Business Administration from Harvard Business School.
“Sarah is dynamic and passionate, with proven management strength, and her energy and personality are a wonderful fit for our culture. As our management team, members of the board and the Tyson family got to know Sarah, we immediately felt that she would be a tremendous addition to Tyson Foods,” said Chairman John H. Tyson. “We are confident that her unique expertise will help us continue to grow and serve our customers, our team members, and our shareholders.”
“Tyson Foods is a world-class food company with iconic brands, and I am delighted to join the board and support the company as it continues to execute its long-term growth strategy with customers and consumers,” said Bond.
The appointment of Bond increases the number of directors on the Tyson Foods board to 16, with 10 independent directors.
In addition to Chairman John H. Tyson and Bond, others currently serving on the Tyson Foods board of directors are Les R. Baledge, Mike Beebe, Maria Claudia Borras, David J. Bronczek, Donnie King, Maria Martinez, Kevin M. McNamara, Cheryl S. Miller, Kate B. Quinn, Jeffrey K. Schomburger, Barbara A. Tyson, John R. Tyson, Olivia Tyson and Noel White.

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About Tyson Foods, Inc.
Tyson Foods, Inc. (NYSE: TSN) is a world-class food company and recognized leader in protein. Founded in 1935 by John W. Tyson, it has grown under four generations of family leadership. The Company is unified by this purpose: Tyson Foods. We Feed the World Like Family™ and has a broad portfolio of iconic products and brands including Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, State Fair®, Aidells® and ibp®. Tyson Foods is dedicated to bringing high-quality food to every table in the world, safely, sustainably, and affordably, now and for future generations. Headquartered in Springdale, Arkansas, the company had approximately 138,000 team members as of September 2024. Visit www.tysonfoods.com.
Media Contact: TysonFoodsPR@tyson.com